Exhibit 4.22

授权委托书

Power of Attorney

本人刘东来，持有中华人民共和国身份证（号码：***************912），通讯地址为: ，系拥有北京中传视讯科技有限公司（“中传视讯”）4.1035%股权（“相关股权”）的股东，就相关股权，特此不可撤销地授权中传天下信息科技（深圳）有限公司（“深圳中传天下”）在本授权委托书的有效期内行使如下权利：

The undersigned, Liu Donglai, a person with the PRC identification card number of ***************912, with address at: , and a holder of 4.1035% of the entire registered capital (“Shares”) in Beijing Mobile Vision Technology Co., Ltd. (“Mobile Vision”), hereby irrevocably authorize Zhongchuan Tianxia Information Technology (Shenzhen) Co., Ltd. (“WFOE”) to exercise the following rights relating to Shares during the term of this Power of Attorney:

授权深圳中传天下作为本人唯一的排他的代理人就有关相关股权的事宜全权代表本人行使包括但不限于如下的权利：1）参加中传视讯的股东会；2）行使按照法律和中传视讯章程规定本人所享有的全部股东权利和股东表决权，包括但不限于出售或转让或质押或处置相关股权的全部或任何一部分；以及3）作为本人的授权代表指定和任命中传视讯的法定代表人、董事和/或执行董事、监事、经理以及其他高级管理人员等。但中传视讯利用该等授权做出违反中华人民共和国法律的决定无效。

WFOE is hereby authorized to act on behalf of myself as my exclusive agent and attorney with respect to all matters concerning My Shareholding, including without limitation: 1) attending shareholders’ meetings of Mobile Vision; 2) exercising all the shareholder’s rights and shareholder’s voting rights I am entitled to under the laws of China and Articles of Association of Mobile Vision, including but not limited to the sale or transfer or pledge or disposition of My Shareholding in part or in whole; and 3) designating and appointing on behalf of myself the legal representative, director and/or executive director, supervisor, manager and other senior management members of Mobile Vision. However, the decision made by Mobile Vision taking advantage of the power of attorney which is against the PRC laws shall be null and void.

深圳中传天下将有权在授权范围内代表本人签署独家购买权协议（本人应要求作为协议方）中约定的转让协议，如期履行本人作为协议一方的与本授权委托书同日签署的股权质押协议和独家购买权协议，该权利的行使将不对本授权形成任何限制。

Without limiting the generality of the powers granted hereunder, WFOE shall have the power and authority under this Power of Attorney to execute the Transfer Contracts stipulated in Exclusive Option Agreement, to which I am required to be a party, on behalf of myself, and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement, both dated the date hereof, to which I am a party.

深圳中传天下就相关股权的一切行为均视为本人的行为，签署的一切文件均视为本人签署，本人会予以承认。

All the actions associated with Shares conducted by WFOE shall be deemed as my own actions, and all the documents related to Shares executed by WFOE shall be deemed to be executed by me. I hereby acknowledge and ratify those actions and/or documents by the WFOE.

深圳中传天下有转委托权，可以就上述事项的办理自行再委托其他人或单位而不必事先通知本人或获得本人的同意。

WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me or obtaining my consent.

在本人为中传视讯的股东期间，本授权委托书不可撤销并持续有效，自授权委托书签署之日起算。

This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney, so long as I am a shareholder of Mobile Vision.

本授权委托书期间，本人特此放弃已经通过本授权委托书授权给深圳中传天下的与相关股权有关的所有权利，不再自行行使该等权利。

During the term of this Power of Attorney, I hereby waive all the rights associated with Shares, which have been authorized to WFOE through this Power of Attorney, and shall not exercise such rights by myself.

本授权委托书以中文和英文书就，中英文版本如有冲突，应以中文版为准。

This Power of Attorney is written in Chinese and English; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

刘东来 Liu Donglai 签署：
By:
日期： 年 月 日
Date:

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